EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors CarMax, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-100311,  333-127486,  333-135701, 333-152717, and 333-160912) on Form S-8 of CarMax, Inc. of our report dated April 28, 2011, with respect to the consolidated balance sheets of CarMax, Inc. and subsidiaries (the Company) as of February 28, 2011 and 2010, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 28, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 28, 2011, which report appears in the February 28, 2011 annual report on Form 10-K/A of the Company.

Our report on the consolidated financial statements and schedule includes an explanatory paragraph that states that the Company has changed its method of accounting for transfers of auto loans receivables, as discussed in note 2 to the consolidated financial statements, due to the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 860, Transfers and Servicing, and Topic 810 Consolidation, effective March 1, 2010.

/s/ KPMG LLP
Richmond, Virginia
June 24, 2011